Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 30th day of June, 2016.

BETWEEN:

Opal Energy Corp., a company incorporated under the laws of the Province of British Columbia, Canada, and having its registered and records office at Suite 302 – 1620 West 8th Avenue, Vancouver, British Columbia, V6J 1V4

(the “Parent")

AND:

MATTHEW DALTON PIERCE, a businessman, of 3631 Virginia Road, Los Angeles, CA 90016

(the “Executive")

AND:

VERSUS LLC, a limited liability company formed under the laws of the State of Nevada, United States, and having its registered and records office at Suite 140, 10990 Wilshire Blvd., Los Angeles, California USA 90024

(the “Company")

WHEREAS:

A.	The Company is engaged in the business of developing software to enable real-money online gaming;

B.	The Company recognizes that the Executive has acquired special skills and experience relating to the Company’s business and desires to employ the Executive as the Chief Executive Officer of the Company as of the Effective Date (hereinafter defined); and

C.	Both the Company and the Executive wish to formally agree to the terms and conditions of the Executive’s employment with the Company and the terms and conditions that will, in certain circumstances hereinafter set forth, govern in the event of a termination of the employment of the Executive by the Company.

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

ARTICLE I

RECITALS

1.1	Recitals. The parties hereby represent and warrant that the above recitals are true and correct.

ARTICLE II

INTERPRETATION

2.1	Headings. The headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.2	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Accrued Benefits” has the meaning ascribed to such term in subsection 4.1(b)(iv) hereof;

(b)	“Agreement” means this Employment Agreement and all schedules and amendments hereto;

(c)	“Annual Bonus” has the meaning ascribed to such term in Section 3.6(a) hereof;

(d)	“Base Salary” has the meaning ascribed to such term in Section 3.6(a) hereof;

(e)	“Board” means the board of Directors of the Parent;

(f)	“Business Records” means all business and financial records of or relating to the Company or the Parent or the Company’s or the Parent’s business, as applicable (whether or not recorded on computer) including but not limited to customer lists, lists of suppliers, surveys plans and specifications, information about personnel, purchasing and internal cost information, operating manuals, engineering standards and specifications, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies, contracts and their contents, customer or client services, data provide by customers or clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers or clients of the Company or any subsidiary of the Company;

(g)	“Change of Control” means the occurrence of any of the following events:

(i)	the receipt by the Parent of an insider report or other statement filed in accordance with the applicable securities legislation of a relevant jurisdiction indicating that any person: (a) has become the beneficial owner, directly or indirectly, of securities of the Parent representing more than 50% of the Common Shares; or (b) has sole and/or shared voting, or dispositive, power over more than 50% of the Common Shares; or

(ii)	a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who are either: (a) Directors of the Parent as of the Effective Date; or (b) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors at the Effective Date or two (2) years prior to such change and who were still in office at the time of such election or nomination; or

(iii)	the solicitation of a dissident proxy, or any proxy not approved by the Incumbent Directors, the purpose of which is to change the composition of the Board with the result, or potential result, that fewer than a majority of the Directors will be Incumbent Directors; or

(iv)	the consummation of a merger, amalgamation or consolidation of the Company or the Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, amalgamation, consolidation or reorganization are owned by persons who were not shareholders of the Company or the Parent, as applicable, immediately prior to such merger, amalgamation, consolidation or reorganization; or

(v)	the commencement by an entity, person or group (other than the Company or the Parent or a wholly owned subsidiary of the Company or the Parent) of a tender offer, an exchange offer or any other offer or bid for more than 50% of the Common Shares; or

(vi)	the consummation of a sale, transfer or disposition by the Company or the Parent of all or substantially all of the assets of the Company or the Parent as applicable; or

(vii)	the commencement of any proceeding by or against the Company or the Parent seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or the Parent or their debts, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or

(viii)	the approval by the shareholders of the Company or the Parent of a plan of complete liquidation or dissolution of the Company or the Parent, as applicable.

In the case of the occurrence of any of the events set forth in subsection 2.2(g)(vii), a Change of Control shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control if its sole purpose is to change the jurisdiction of the Company’s or the Parent’s, as applicable, organization or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s or the Parent’s, as applicable, securities immediately before such event. Additionally, a Change of Control will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control event;

(h)	“Common Shares” means the issued and outstanding common shares of the Parent;

(i)	“Compensation and Corporate Governance Committee” means the independent committee of the Board consisting of two or more Directors, not employed by the Company or the Parent and each of whom is a disinterested Director, which committee is responsible for making any and all decisions to award stock options to officers of the Company, and in the event the Parent does not have a Compensation and Corporate Governance Committee all references herein to Compensation and Corporate Governance Committee shall be deemed to refer to the Board as a whole;

(j)	“Confidential Information” means all information and facts (including Intellectual Property and Business Records) relating to the business or affairs of the Company and the Parent and the subsidiaries of the company or its respective customers, clients or suppliers that are confidential or proprietary, whether or not such information or facts: (i) are reduced to writing; (ii) were created or originated by an employee; or (iii) are designated or marked as “confidential” or “proprietary” or some other designation or marking. For greater certainty, Confidential Information includes, but is not limited to:

(i)	product resulting from or relating to work or projects performed or to be performed by an employee, including but not limited to interim and final lines of inquiry, hypotheses, research and conclusions and the methods, processes, procedures, analyses, techniques and audits used in connection with research and conclusions;

(ii)	computer software of any type or form and in any state of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)	all information which becomes known to an employee as a result of the employee’s employment by the Company, which the employee, acting reasonably, believes or ought to believe is confidential or proprietary information from its nature, or from the circumstances surrounding its disclosure to the employee;

provided that with respect to the employment of the Executive by the Company, Confidential Information does not include the general skills and experience gained during the Executive’s employment or engagement with the Company or the Parent or any of the Company’s or the Parent’s subsidiaries which the Executive could reasonably have been expected to acquire in similar employment or engagements with other employers; and provided further, that Confidential Information does not include information that s available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(k)	“Date of Termination” means the date of termination of the Executive’s employment with the Company;

(l)	“Directors” means the directors of the Parent, and “Director” means any one of them.

(m)	“Disability” shall mean the Executive’s failure to substantially perform his material duties for the Company on a full-time basis for six (6) consecutive months as a result of physical or mental incapacity;

(n)	“Disability Termination” has the meaning ascribed thereto in Section 4.1 hereof;

(o)	“Discretionary Bonus” has the meaning ascribed to such term in Section 3.6(a) hereof;

(p)	“EBITDA” means earnings from continuing operations before interest, income taxes, depreciation, amortization and stock based compensation;

(q)	“Effective Date” means the date of this Agreement appearing at the head of the first page of this Agreement;

(r)	“Good Reason” means, without the written consent of the Executive, the occurrence of any of the following events:

(i)	any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive’s authority, duties or responsibilities with the Company (including any position or duties as a Director of the Company and the failure to re-elect the Executive as a Director and to the Board), it being acknowledged that, in the event any entity becomes the owner, directly, indirectly, beneficially or otherwise of more than fifty percent (50%) of the Common Shares, it shall be Good Reason if the Executive is not the Chief Executive Officer of such entity;

(ii)	a breach by the Company or the Parent of any material provision of this Agreement, including, but not limited to, a breach of the obligations of the Company or the Parent, as applicable, under Sections 3.6, 5.1 and 6.8 or any failure to timely pay any part of the Executive’s compensation or issue any part of the Executive’s incentive equity awards hereunder, including, without limitation, the Executive’s Base Salary, Annual Bonus, Discretionary Bonus, Stock Options, Performance Warrants, Performance Cash Bonus and any other bonuses payable to him or to materially provide, in the aggregate, the level of benefits contemplated herein;

(iii)	the failure of the Company or the Parent, as applicable, to obtain and deliver to the Executive a written agreement, in the form satisfactory to the Executive acting reasonably, to be entered into with any successor, assignee or transferee of the Company or the Parent, as applicable, to assume and agree to perform this Agreement in accordance with Section 6.10 hereof, other than in the case of a Permitted Assignment; and

(iv)	the relocation of the Executive by the Company to a place other than that is more than thirty-five (35) miles from the location at which he performed his duties for the Company immediately prior to such relocation, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations to the Company.

(s)	“Incumbent Directors” has the meaning ascribed thereto in subsection 2.2(g)(ii);

(t)	“IFRS” means the International Financial Reporting Standards, as amended, as issued by the International Accounting Standards Board;

(u)	“Intellectual Property” means means all intellectual property including but not limited to trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property, and all registrations and applications for registration thereof, and includes computer software, formulae, processes, patterns, discoveries, devices or compilations of information (including production data, technical and engineering data, test data and test results, and the status and details of research and development of products and services);

(v)	“Just Cause” means the occurrence of any of the following events:

(i)	serious misconduct, dishonesty or disloyalty of the Executive directly related to the performance of his duties for the Company which results from a willful act or omission or from gross negligence and which is materially injurious to the operations, financial condition or business reputation of the Company or the Parent;

(ii)	willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental disability or impairment); or

(iii)	any other material breach of this Agreement by the Executive;

For purposes of this Agreement, no act, or failure to act, by the Executive shall be “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or the Parent, as applicable;

(w)	“Performance Cash Bonus” has the meaning ascribed to such term in Section 3.6(a) hereof;

(x)	“Performance Warrants” has the meaning ascribed to such term in Section 3.6(a) hereof;

(y)	“Permitted Assignment” means an assignment by the Company or the Parent of the rights and obligations of the Company or the Parent, as applicable, contained in this Agreement to a wholly-owned subsidiary of the Company or the Parent, resident in Canada or the United States, provided that the Company or the Parent, as applicable, is not, as a result of such assignment, relieved of its liabilities, obligations and duties under this Agreement;

(z)	“Prime Rate” means the rate of interest expressed as a rate per annum that the Royal Bank of Canada, at its main branch in Vancouver, British Columbia, establishes and announces from time to time as the reference rate of interest that it will charge for Canadian dollar demand loans to its customers in Canada and which it refers to as its “prime rate”;

(aa)	“Prorated Bonus” has the meaning ascribed to such term in Section 4.1(c) hereof; and

(bb)	“Stock Options” has the meaning ascribed to such term in Section 3.6(a) hereof.

ARTICLE III

TERMS AND CONDITIONS OF EMPLOYMENT

3.1	Employment. The Company does hereby employ the Executive to serve as its Chief Executive Officer, and the Executive hereby accepts such employment by the Company, as of the Effective Date, all upon and subject to the terms and conditions of this Agreement. The Executive agrees to serve, at no additional remuneration, in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Company and the Parent as the Board may require and assign to him from time to time, including with subsidiaries of the Company or the Parent.

3.2	Duties and Functions. The Executive shall be responsible to and shall report to the Board. The Executive’s duties shall include those duties set forth in Schedule A hereto and any other duties consistent with the Executive’s position in the Company and the Parent. The Board may vary the conditions, duties and services provided by the Executive from time to time according to the operational and other needs of the business of the Company and the Parent, provided that his duties will reasonably reflect the responsibilities conferred by this Agreement. The Company expects the Executive to produce timely and good quality work, acting in a competent, truthworthy and loyal manner. The Executive agrees to carry out, using his reasonable best efforts and in a manner that will promote the interests of the business of the Company and the Parent, such duties and functions as the Board may request from time to time.

3.3	Orders of Board. The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Board.

3.4	Time and Energy. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote sufficient business time, care and attention to the business of the Company and the Parent in order to properly discharge his duties hereunder. It is acknowledged and agreed that the Executive is currently, and will continue to act as, a director, trustee, officer, shareholder or investor in other businesses, ventures, entities, institutions and organizations during the term of this Agreement and may devote time, care and attention thereto so long as his doing so does not materially adversely affect the ability of the Executive to devote sufficient time and energy to properly discharge his duties hereunder.

3.5	Faithful Service. The Executive shall well and faithfully serve the Company and the Parent and use his reasonable efforts to promote the interests thereof and shall not use for his own purposes, or for any purposes other than those of the Company and the Parent, any non-public information he may acquire with respect to the business, affairs and operations of the Company and the Parent.

3.6	Compensation. During the term of this Agreement, and any extension thereof, the Company or the Parent, as applicable shall pay and provide the Executive the following:

(a)	Cash Compensation. As compensation for his services to the Company and the Parent, the Executive shall receive a base salary (the “Base Salary”) and in addition to the Base Salary shall receive (i) an annual cash bonus of twenty-five percent (25%) of Base Salary (the “Annual Bonus”), and (ii) an annual cash bonus in accordance with EBITDA achievement in the relevant fiscal year as set forth in Schedule C hereto (the “Performance Cash Bonus”). As of the Effective Date, the Executive’s annualized Base Salary shall be USD$160,000.[1] In addition to the Base Salary, Annual Bonus and any Performance Cash Bonus, the Executive shall be eligible to receive in respect of each fiscal year (or portion thereof) additional variable cash compensation in an amount determined in accordance with any bonus, profit sharing or short term incentive compensation program which may be established by the Board either for the Executive or for senior officers of the Company or the Parent (the “Discretionary Bonus”). During the term of this Agreement the Compensation and Corporate Governance Committee shall review the Executive’s Base Salary, Annual Bonus and Discretionary Bonus then in effect at least annually to ensure that such amounts are competitive with awards granted to similarly situated executives of publicly held companies comparable to the Parent and shall increase such amounts as the Compensation and Corporate Governance Committee may approve. The Compensation and Corporate Governance Committee shall not reduce the Executive’s Base Salary or Annual Bonus except as set forth herein. The Executive’s Base Salary, Annual Bonus and Discretionary Bonus shall be payable in accordance with the Company’s normal payroll practices, as applicable. The Executive’s Annual Bonus, Performance Cash Bonus and Discretionary Bonus each shall be payable on the Company’s next regular payroll date following its determination, but in no event later than March 15 of the calendar year following the calendar year with respect to which it is earned. The Executive’s Base Salary, Annual Bonus, Discretionary Bonus and Performance Cash Bonus shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, Social Security premiums and employment insurance premiums. No increase in the Executive’s Base Salary, Annual Bonus, Discretionary Bonus or Performance Cash Bonus, and no amount of issuances of Performance Warrants or Stock Options, shall be used to offset or otherwise reduce any obligations of the Company and the Parent to the Executive hereunder or otherwise.

[1]	Base Salary for John O’Connell is $120,000 and for Scott Sebelius is $160,000.

(b)	Equity Compensation. As additional compensation for his services to the Company and the Parent, the Executive shall receive additional variable equity compensation in the form of (i) 7,059,000 common share purchase warrants at CND $0.25 per share, which shall vest in accordance with the achievement of certain performance milestones or service dates all as set forth in Schedule B hereto (the “Performance Warrants”), and (ii) 2,824,000 incentive options to purchase Common Shares of the Parent (“Stock Options”), which shall vest in accordance with the timing set forth in Schedule E attached hereto. Each of the Company, Parent and the Executive acknowledges, as applicable, that as payment for the services hereunder is in part to be made in Stock Options and Performance Warrants of the Parent, a public corporation currently listed on the Canadian Securities Exchange, payment hereunder must at all times be made in accordance with and are subject to the rules and regulations of the Canadian Securities Exchange or such other exchange as the Common Shares of the Parent are listed from time to time and in accordance with and are subject to applicable securities laws and the Performance Warrant and Stock Option payment provisions contained in Schedule B and Schedule “E” hereto, respectively, shall be deemed modified to the extent that they are inconsistent with the rules and regulations of the Canadian Securities Exchange or such other exchange as the Common Shares of the Parent are listed from time to time and all applicable securities laws.

(c)	Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all of the Company’s or the Parent’s, as applicable, employee benefit, welfare and retirement plans and programs, as well as equity plans (if any), provided by the Company or the Parent, as applicable, to its senior officers in accordance with the terms thereof as in effect from time to time. Nothing herein shall obligate the Company or the Parent to establish any employee benefit, welfare, retirement or equity plan or program.

(d)	Perquisites. The Company shall provide the Executive, at the Company’s cost, with all perquisites which other senior officers of the Company are entitled to receive and such other perquisites which are suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. To the extent legally permissible under applicable laws, the Company shall not treat such amounts as income to the Executive.

(e)	Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Executive for all business expenses which the Executive incurs in the performance of his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Company’s policies in effect from time to time.

(f)	Flexible Time Off. The Executive shall be entitled to paid time off in accordance with the standard written policies of the Company with regard to its senior officers, but in no event less than twenty (20) days per calendar year not including, and in addition to, weekends and statutory holidays.

3.7	Term. Subject to the terms of Article IV hereof, this Agreement shall remain in force for a minimum period of twenty-four (24) months from the Effective Date (for the purposes of this Section 3.7, the “Original Term”). In the event that the Company does not deliver written notice to the Executive, not later than six (6) months prior to the expiration of the Original Term, that the Company does not wish to renew this Agreement, the term hereof shall renew automatically for an additional period of twelve (12) months from the expiration of the Original Term. Thereafter, it shall automatically renew for successive periods of twelve (12) months unless the either party provides notice to the other party that it does not wish to renew a successive period at least six (6) months prior to any such successive twelve (12) month period.

3.8	Amounts Payable considered Debt. All amounts payable by the Company or the Parent, as applicable, under this Agreement shall constitute a debt owing by the Company or the Parent, as applicable, to the Executive.

ARTICLE IV

OBLIGATIONS OF THE COMPANY AND THE PARENT UPON TERMINATION

4.1	Death or Disability. The Company may terminate the Executive’s employment in the event the Executive has been unable to perform his material duties hereunder because of Disability by giving the Executive notice of such termination while such Disability continues (a “Disability Termination”). The Executive’s employment shall automatically terminate on the Executive’s death. In the event the Executive’s employment with the Company terminates during the term of this Agreement by reason of the Executive’s death or as a result of a Disability Termination, then upon and immediately effective as of the Date of Termination:

(a)	the Executive shall be fully and immediately vested in his unvested Stock Options, Performance Warrants and any other options or equity awards granted by the Parent to the Executive, that are unvested on the Date of Termination so that such Stock Options, Performance Warrants and equity awards are fully and immediately exercisable by the Executive;

(b)	the Company shall promptly pay and provide the Executive (or in the event of the Executive’s death, the Executive’s estate):

(i)	any unpaid Base Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination;

(ii)	any unpaid Annual Bonus, Discretionary Bonus, Performance Cash Bonus and other bonuses accrued with respect to the fiscal year ending on or preceding the Date of Termination;

(iii)	reimbursement for any unreimbursed expenses incurred through to the Date of Termination; and

(iv)	all other payments, benefits or fringe benefits to which the Executive may be entitled subject to and in accordance with the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, if any, (the payments referred to herein in subsections 4.1(b)(i) to 4.1(b)(iv) shall, collectively, be referred to as “Accrued Benefits"); and

(c)	the Company shall pay to the Executive (or in the event of the Executive’s death, the Executive’s estate) immediately upon the Date of Termination, or, if not determinable at such time, no later than the time specified in Section 3.6(a), a pro rata Annual Bonus, Performance Cash Bonus and Discretionary Bonus equal to the amount the Executive would have received if his employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to the Executive’s termination and the denominator is the number of days in the bonus period (the “Prorated Bonus”).

4.2	Termination for Just Cause. The Company may terminate the Executive’s employment for Just Cause. In the event that the Executive’s employment with the Company is terminated during the term of this Agreement by the Company for Just Cause, the Executive shall not be entitled to any additional payments or benefits hereunder, other than the Accrued Benefits (including, but not limited to, any then vested Stock Options or other options, equity grants or Performance Warrants) and the Prorated Bonus, each of which the Company or the Parent, as applicable, shall pay or provide to the Executive immediately upon the Date of Termination, or, for any amount not determinable at such time, no later than the time specified in Section 3.6(a).

Notwithstanding the foregoing, no event shall constitute or be deemed the basis for termination of the Executive’s employment for Just Cause unless the Executive is terminated therefor within ninety (90) days after such event is known to the Chairman of the Parent, or, if the Executive is the Chairman, known to a majority of the Board (other than the Executive) and the Executive shall not be deemed to have been terminated for Just Cause without:

(a)	advance written notice received by the Executive not less than thirty (30) days prior to the Date of Termination setting forth the Company’s intention to consider terminating the Executive and including a statement of the proposed Date of Termination, the basis for such consideration of termination for Just Cause and demanding that the Executive remedy the event, conduct, condition, act or omission that is the basis for such consideration of termination for Just Cause set forth in such notice (the “Just Cause Event”) within thirty (30) days of receipt of such notice by the Executive;

(b)	an opportunity for the Executive, together with his counsel, to be heard before the Board at least ten (10) days after the giving of such notice and at least ten (10) days prior to the proposed Date of Termination;

(c)	the failure on the part of the Executive to remedy the Just Cause Event within thirty (30) days from receipt of such notice, or any extension thereof granted by the Board, or the failure on the part of the Executive to take all reasonable steps to that end during such thirty (30) day period, or any extension thereof;

(d)	a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this Section 4.2 that the actions of the Executive constituted Just Cause; and

(e)	written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds (2/3) majority of all of the directors of the Board (other than the Executive). Any purported termination of employment of the Executive by the Company which does not meet each and every substantive and procedural requirement of this Section 4.2 shall be treated for all purposes under this Agreement as a termination of employment without Just Cause.

4.3	Voluntary Termination for Good Reason; Involuntary Termination Other Than for Just Cause. The Executive may terminate his employment with the Company for Good Reason by giving the Company written notice of the Good Reason event within ninety (90) days after the occurrence of the Good Reason event and providing the Company a period of thirty (30) days after receipt of written notice from the Executive to cure such Good Reason Event. If the Company does not cure such Good Reason event within such thirty (30) day period, Executive’s employment will terminate for Good Reason on the last day of such thirty (30) day period. If the Executive’s employment with the Company is voluntarily terminated by the Executive for “Good Reason” or is involuntarily terminated by the Company other than for “Just Cause”, then the Company shall pay or provide the Executive with the following:

(a)	any Accrued Benefits;

(b)	a severance amount equal to the sum of (w) twelve (12) months of the Executive’s then current Base Salary; (x) the Executive’s maximum Discretionary Bonus for the then-current fiscal year; (y) the Executive’s Annual Bonus for the prior fiscal year; and (z) the maximum Performance Cash Bonus provided on Schedule C for the then-current fiscal year; which sum shall be paid to the Executive in full in a single lump sum cash payment; and

(c)	the Executive shall be fully and immediately vested in his unvested Stock Options, Performance Warrants and any other options or equity awards granted by the Parent to the Executive so that such Stock Options, options and equity awards are fully and immediately exercisable by the Executive.

4.4	Without Good Reason. The Executive may terminate his employment at any time without Good Reason by written notice to the Company and the Parent. In the event that the Executive’s employment with the Company is terminated during the term of this Agreement by the Executive without Good Reason, the Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Stock Options, or other options, equity grants, or Performance Warrants), the Prorated Bonus and the Performance Cash Bonus, if any, to which the Executive is entitled in accordance with Company’s EBITDA as of the Date of Termination, each of which the Company shall pay or provide to the Executive immediately upon the Date of Termination, or, for any amount not determinable at such time, no later than the time specified in Section 3.6(a).

4.5	Change of Control Vesting Acceleration. In the event of a “Change of Control”, immediately effective as of the date of such Change of Control, the Executive shall be fully and immediately vested in his unvested Stock Options, Performance Warrants and any other options or equity awards granted by the Company to the Executive, that are unvested as of such date so that such Stock Options, Performance Warrants, other options and equity awards are fully and immediately exercisable by the Executive. Furthermore, the Company shall pay the Executive immediately upon the date of the Change of Control the maximum Performance Bonus provided on Schedule C for the then-current fiscal year, in addition to any amounts that the Executive may be entitled to receive as a result of his termination of employment or any other event.

ARTICLE V

INDEMNIFICATION

5.1	Indemnification. The Company and the Parent hereby covenant and agree, jointly and severally, that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”), by reason of, or as a result of, the fact that he is or was an officer, employee, trustee or agent of the Company or the Parent or is or was serving at the request of the Company or the Parent as a trustee, director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as an officer, employee, trustee or agent of the Company or the Parent, the Executive shall be indemnified and held harmless by the Company and the Parent to the fullest extent legally permitted or authorized by the Company’s and the Parent’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively, the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be an officer, director, employee, trustee or agent of the Company or the Parent or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

5.2	Standard of Conduct. Neither the failure of the Company, the Parent or the Board to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 5.1 hereof that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company, the Parent or the Board that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

ARTICLE VI

GENERAL

6.1	Non-Solicitation of Employees. The Executive acknowledges and agrees that during the period of his employment with the Company and for a period of twelve (12) months following termination or resignation of employment with the Company for any reason whatsoever, he will not, directly or indirectly, solicit or attempt to induce any officer, employee, contractor, agent or consultant of the Company or the Parent or any of their subsidiaries away from employment with the Company or the Parent, as applicable, whether or not such person would commit a breach of contract by reason of leaving the Company or the Parent, as applicable.

6.2	Confidentiality. All Confidential Information of the Company and the Parent, their subsidiaries, and their respective customers and clients, whether it is developed by the Executive during the period employed by the Company or by others employed or engaged by or associated with the Corporation or any of its subsidiaries, is the exclusive property of the Company or the Parent, as applicable, or any of their subsidiaries or their respective customers or clients, and shall at all times be regarded, treated and protected as such, as provided in this Agreement.

(a)	As a consequence of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with respect to the affairs and business of the Company, the Parent, their subsidiaries, and their customers and clients. In view of the foregoing, the Executive agrees that it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to his period of employment with the Company.

(i)	The Executive shall not disclose Confidential Information of the Company or the Parent, their subsidiaries, or their respective customers or clients to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) at any time during or subsequent to his period of employment with the Company without first obtaining the Company’s or the Parent’s consent, as applicable, and the Executive shall take all reasonable precautions to prevent inadvertent disclosure of any such Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between such Confidential Information and any other information.

(ii)	The Executive shall not use, copy, transfer or destroy any Confidential Information of the Company, the Parent, their subsidiaries, or their respective customers or clients (other than as necessary in carrying out the Executive’s duties on behalf of the Company and the Parent) at any time during or subsequent to his period of employment with the Company without first obtaining the Company’s or the Parent’s consent, as applicable, and the Executive shall take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any such Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services which embody or are derived from such Confidential Information or exercising judgment or performing analysis based upon knowledge of such Confidential Information.

(iii)	Within five days after the termination of the Executive’s employment by the Company on any basis, or of receipt by the Executive of the Company’s or the Parent’s written request, the Executive shall promptly deliver to the Company or the Parent, as applicable, all property of or belonging to or administered by the Company, the Parent or any of their subsidiaries including without limitation all Confidential Information of the Company, its subsidiaries and their respective customers and clients that is embodied in any way, whether physical, or in electronic, magnetic, optical or other ephemeral form, and that is in the Executive’s possession or under the Executive’s control.

(b)	The Executive acknowledges and agrees that the obligations under this section 6.2 are to remain in effect in perpetuity.

(c)	Nothing in this Section 6.2 shall preclude the Executive from disclosing or using Confidential Information of the Company, the Parent, their subsidiaries, or their respective customers and clients at any time if disclosure of such Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order provided that before disclosure is made, notice of the requirement is provided to the Company or the Parent, as applicable, and to the extent possible in the circumstances, the Company or the Parent, as applicable, is afforded an opportunity to dispute the requirement.

6.3	Resignation of Positions. The Executive agrees that after termination of his employment with the Company he will tender his resignation from any position he may hold as an officer, director or trustee of the Company, the Parent, or any of their affiliated or associated companies if so requested by the Board.

6.4	Rights and Obligations Survive. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations. For greater certainty, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Sections 4.1, 4.2, 4.3, 4.5, 5.1, 6.4, 6.7, 6.8, 6.13, 6.15, 6.16 and 6.17 shall survive the termination of the Executive’s employment with the Company and remain in full force and effect.

6.5	Beneficiaries. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

6.6	Fair and Reasonable Provisions. The Company and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of the Executive’s Base Salary, Annual Bonus and other bonuses, and the exercisability and vesting of the options or equity grants granted by the Company or the Parent to the Executive, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

6.7	Lump Sum Payment. Except as otherwise specifically provided in this Agreement, the Company shall pay the Executive any lump sum payment due to him under this Agreement within ten (10) business days of the Date of Termination. Any payments due to the Executive under this Agreement that are not paid within such time shall accrue interest, annually, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to two percent (2%) in excess of the Prime Rate then in effect from time to time during the period of such non-payment.

6.8	Liability Insurance. The Company and the Parent shall each use their reasonable best efforts to obtain and continue coverage of the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Executive’s employment with the Company in the same amount and to the same extent, if any, as the Company or the Parent, as applicable, cover their other directors and/or officers.

6.9	No Derogation of Rights. Nothing herein derogates from any rights the Executive may have under applicable law.

6.10	Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company or the Parent under this Agreement may be assigned or transferred by the Company or the Parent except: (i) in the case of a “Permitted Assignment”; and (ii) such rights or obligations may be assigned or transferred pursuant to a merger, amalgamation, reorganization, continuance or consolidation in which the Company or the Parent, as applicable, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company or the Parent, as applicable, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company or the Parent, as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of the Company or the Parent, as applicable, as contained in this Agreement, either contractually or as a matter of law. The Company and the Parent each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, other than in the case of Permitted Assignment, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company or the Parent, as applicable, hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than with the prior written consent of the Company and the Parent.

6.11	Authorization. The Company and the Parent each represent and warrant that they are fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, which performance will not violate any agreement between the Company or the Parent, as applicable, and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

6.12	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company and the Parent (other than the Executive). No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company and the Parent (other than the Executive), as the case may be.

6.13	Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of laws of the State of California and the federal law of the United States applicable therein. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the courts located in Los Angeles, California with respect to any matters arising out of this Agreement.

6.14	Notices. Any notices required or permitted to be given under this Agreement will be in writing and will be deemed to be sufficiently given if delivered in person or courier, transmitted by email or sent by regular mail, and

(a)	in the case of the Parent:

Suite 302 - 1620 West 8th Avenue
Vancouver, British Columbia, V6J 1V4

Attention: Chief Financial Officer

E-mail: _______________________

(b)	in the case of the Company:

10990 Wilshire Blvd.

Los Angeles, California 90024

USA

Attention: Chief Financial Officer

E-mail:

(c)	in the case of the Executive:

to the last address of the Executive in the records of the Company or the Parent or any of their subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given will be deemed to be received on the date of delivery by person or by courier or transmission by email or on the fifth (5th) business day following the date of mailing.

6.15	409A Compliance. This Agreement is intended not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Internal Revenue Code (“Section 409A”). All terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to exclude any compensation and benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A or to comply with the provisions of Section 409A and any rules, regulations or other regulatory guidance issued under Section 409A. For purposes of determining the timing of any payment under Article IV, “Date of Termination” shall mean the date on which the Executive incurs a “separation from service” as such term is defined for purposes of Section 409A. Each payment schedule set forth in this Agreement is intended to be exempt from or to comply with the requirements of Section 409A and shall be interpreted consistently therewith. Each payment in any series of payments that may be provided under this Agreement shall be considered a separate payment for purposes of Section 409A. In order to comply with Section 409A, (i) in no event shall any expense reimbursement payments under Section 3.6(e) or otherwise be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and the Executive shall be required to have submitted substantiation for such expenses at least ten (10) days before the last date for payment, (ii) the amount of such expenses to be paid in any given calendar year shall not affect the expenses to be paid in any other calendar year, and (iii) the Executive’s right to payment of such expenses may not be liquidated or exchanged for any other benefit. Notwithstanding any other provision in this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) while the Executive is a “specified employee” (as determined for purposes of Section 409A(a)(2)(B) of the Code), then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following the Executive’s separation from service.

6.16	Independent Legal Advice. The Executive hereby represents and warrants to the Company and the Parent and acknowledges and agrees that he had the opportunity to seek, was not prevented nor discouraged by the Company or the Parent from seeking and did obtain, or elected not to obtain, independent legal advice prior to the execution and delivery of this Agreement.

6.17	Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

6.18	Entire Agreement. This Agreement and the schedules and the recitals hereto contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.19	Currency. Unless otherwise specified herein all references to dollar or dollars are references to U.S. dollars.

6.20	Further Assurances. Each of the Executive, the Company and the Parent will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive, the Company or the Parent may require for the purposes of giving effect to this Agreement.

6.21	Counterparts/Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when delivered, either in original, electronic or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

OPAL ENERGY CORP.		VERSUS LLC

By:	/s/ Brian Tingle	By:	/s/ Craig Finster
Name:	Brian Tingle	Name:	Craig Finster
Title:	Director	Title:	Chief Financial Officer

SIGNED, SEALED and DELIVERED	)
by MATTHEW DALTON PIERCE	)
in the presence of:	)	/s/ Matthew Dalton Pierce
	)	MATTHEW DALTON PIERCE
/s/ Kate Lyness	)

Witness	)

10990 Wilshire Blvd Los Angeles CA	)
Address	)
)
)
Analyst	)
Occupation

SCHEDULE A

EXECUTIVE’S DUTIES

Management of all matters relating to the operations of the Company and the Parent, including:

1.	Performance of the duties normally associated with the office of Chief Executive Officer;

2.	Supervision of investor relations and corporate information dissemination;

3.	Participation in the development of strategy, policies and programs for review and approval by the Board;

4.	The review and assessment of business opportunities presented to the Company and the Parent;

5.	Preparation of business plans as required from time to time for review and approval by the Board;

6.	Monitoring and control of the operations of the Company and the Parent; and

7.	Performance of such other duties consistent with the Executive’s position which the Board shall, from time to time, reasonably direct.

Sch A-1

SCHEDULE B

PERFORMANCE MILESTONES

MATTHEW DALTON PIERCE

The number of Performance Warrants set forth in column #2 below shall vest upon the earlier to occur of the Milestone or the date set forth in column #1 below.

	Milestones/Dates of Vesting of Performance Warrants	Number & Price of Performance Warrants	Expiry Date of Performance Warrants

1.	Milestone: filing of any new intellectual property on behalf of the Company after March 1, 2016 - this includes patent filings with the USPTO or PCT filing. It also includes new provisional patents, or continuation(s)-in-part for the existing filing Systems and Methods for Creating and Maintaining Real Money Tournaments for Video Games.	Vest 1,176,500 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: June 30, 2016

2.	Milestone: Sign a licensing or development contract including master service contract, master service agreement, binding letter of intent, joint venture agreement, partnership agreements or similar contract with any company in the business of manufacturing, developing, publishing, or distributing video games, including, but not limited to, the companies listed in Schedule D.	Vest 1,176,500 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: September 30, 2016

3.	Milestone: Sign a licensing or development contract including master service contract, master service agreement, binding letter of intent, joint venture agreement, partnership agreements or similar contract with a “top tier” company that is in the business of manufacturing, developing, publishing, or distributing video games. Any company, game, game franchise, or platform listed in Schedule D meets this standard. As would any company, game, game franchise, or platform listed in the “Top Games” and/or “Market Movers” reports published by Superdata.	Vest 1,176,500 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: March 31, 2017

4.	Milestone: The receipt of the first dollar of top line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.	Vest 1,176,500 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: September 30, 2017

Sch B-1

	Milestones/Dates of Vesting of Performance Warrants	Number & Price of Performance Warrants	Expiry Date of Performance Warrants

5.	Milestone: The completion of the first one million (1,000,000) matches, in aggregate, in all games, across all platforms, using the Versus system. This includes matches featuring any prizing including downloadable content, consumer packaged goods, and/or real-money. This also includes any matches completed by Versus or by publishers and developers that license or in any other way use the Versus system to create, operate, or distribute prizes in their games.	Vest 1,176,500 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: March 31, 2018

6.	Milestone: The receipt of $2.5 million dollars (USD) in top-line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.	Vest 588,250 common share purchase warrants at CND$0.25	5 years from the date of issuance
[ate: September 30, 2018

7.	Milestone: The receipt of $10 million dollars (USD) in top-line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.	Vest 588,250 common share purchase warrants at CND$0.25	5 years from the date of issuance
Date: March 31, 2019

Sch B-2

SCHEDULE C

CASH BONUS MILESTONES

MATTHEW DALTON PIERCE

The Executive shall receive a cash bonus in an amount set forth below, in accordance with the EBITDA attained in the then-current fiscal year:

Performance Milestone	Cash Bonus
The Company generating EBITDA of at least US$1 million within the then current fiscal year.	50% of Base Salary
The Company generating EBITDA of at least US$2 million within the then current fiscal year.	100% of Base Salary
The Company generating EBITDA of at least US$4 million within the then current fiscal year.	200% of Base Salary

Sch C-1

SCHEDULE D

GAMING COMPANIES

This is a list of top videogames as provided by SuperData Research Group (Q12016) with additional 2015 Top 10 retail data from NPD Research Group (Q1 2016.)

“Franchise” clarification - many of these title listed are previous releases of major franchises - executed agreements with future 2017 releases in these franchises (i.e. NBA2K17 or FIFA17 or Call of Duty’s TBA Q4 2016 release qualify.)

“Non-Franchise” clarification - as they are TBA, new IPs releasing in 2016 and 2017 will be evaluated against the titles listed here, so if a new IP agreement is executed (ex. Street Fighter V or Paragon) they will be comparably reviewed and the list ammended by all parties.

Platform Partners qualify when Versus executes an agreement with a first party and/or platform provider as listed in Column G.

Console	PC non-MMO	Free-to-Play PC MMO	Pay-to-Play PC MMO	Mobile	Social	Platform Partners
AirMech Arena	Assassin’s Creed III	APB Reloaded	Aion East	Big Fish Casino	3D Slots	Sony’s PlayStation
Assassin’s Creed III	Assassin’s Creed IV: Black Flag	Allods Online	Aion West	Bingo Bash	Best Casino	Microsoft’s Xbox
Assassin’s Creed IV: Black Flag	Assassin’s Creed: Unity	Atlantica	Allods Online	BINGO Blitz	Big Fish Casino	Valve’s Steam
Assassin’s Creed: Unity	Batman: Arkham City	Battlefield Heroes SHUTDOWN	Archeage (East)	Boom Beach	BINGO Blitz	Apple’s iOS / GameCenter
Batman: Arkham City	Batman: Arkham Knight	Blacklight: Retribution	Archeage (West)	Bubble Witch 2 Saga	Bubble Witch 2 Saga	Google’s Android
Batman: Arkham Knight	Batman: Arkham Origins	Blade & Soul	Blade & Soul	Bubble Witch Saga	Bubble Witch Saga	EA’s Origin
Batman: Arkham Origins	Battlefield 3	Call of Duty Online	Elder Scrolls Online	Caesar’s Slots	Caesar’s Casino	Ubisoft’s uPlay
Battlefield 3	Battlefield 4	Combat Arms	EVE Online East	Candy Crush Saga	Candy Crush Saga	Blizzard’s Battle.net
Battlefield 4	Battlefield Hardline	Counter-Strike Online	EVE Online West	Candy Crush Soda Saga	Candy Crush Soda Saga	Microsoft’s Windows 10 Store
Battlefield Hardline	BioShock Infinite	Crossfire	EverQuest II	Castle Clash	ClickFun Casino	Epic’s Unreal Engine
BioShock Infinite	Blacklight: Retribution	Cyphers	Final Fantasy XIV	Clash of Clans	DoubleDown Casino	Unity’s Unity Engine
Blacklight: Retribution	BLADESTORM: Nightmare	Dead Island: Epidemic	Final Fantasy XIV: A Realm Reborn	Clumsy Ninja	DoubleU Casino	Amazon’s Lumberyard
BLADESTORM: Nightmare	Borderlands 2	Dirty Bomb	Legend: Legacy of the Dragons	Contract Killer: Sniper	Farm Heroes Saga	Nintendo’s Wii U / NX
Bloodborne	Borderlands: The Pre-Sequel	DOTA 2	Lineage I East	CSR Racing	FarmVille	Twitch.tv

Sch D-1

Console	PC non-MMO	Free-to-Play PC MMO	Pay-to-Play PC MMO	Mobile	Social	Platform Partners
Borderlands 2	Call of Duty: Advanced Warfare	Dungeon Fighter Online	Lineage II East	Deer Hunter: 2014	FarmVille 2	NVIDIA’s GeForce Client
Borderlands: The Handsome Collection	Call of Duty: Black Ops II	Elsword	RIFT	Diamond Digger Saga	GameHouse Casino	AMD’s Gaming Evolved Client
Borderlands: The Pre-Sequel	Call of Duty: Ghosts	Firefall	Runescape	DoubleDown Casino - Slots and Video Poker	GSN Casino	Curse’s Client
Call of Duty: Advanced Warfare	Call of Duty: Modern Warfare 2	Free Realms SHUTDOWN	Star Wars: The Old Republic	DoubleU Casino	Heart of Vegas	ESL
Call of Duty: Black Ops II	Call of Duty: Modern Warfare 3	Hawken	TERA: Online East	Dragon City	High 5 Casino	MLG
Call of Duty: Ghosts	Counter-Strike: Global Offensive	Hearthstone: Heroes of Warcraft	TERA: Online West	DragonVale	Hit it Rich! Casino Slots	ESPN
Call of Duty: Modern Warfare 2	Crysis 3	Heroes of Newerth	The Lord of the Rings Online	Empires and Allies	Hollywood Spins	TBS
Call of Duty: Modern Warfare 3	Dark Souls II: Scholar of the First Sin	Heroes of the Storm	The Secret World	Farm Heroes Saga	House of Fun	IGN
Crysis 3	DayZ	Infinite Crisis SHUTDOWN	Wildstar	FarmVille 2: Country Escape	Jackpot Party Casino - Slots	YouTube
Dark Souls II: Scholar of the First Sin	DC Universe Online	KartRider	World of Warcraft East	Farmville: Harvest Swap	JackpotJoy Slots	GameSpot
DC Universe Online	Dead or Alive 5 Last Round	League of Legends	World of Warcraft West	FIFA 13	Kim Kardashian: Hollywood
Dead or Alive 5 Last Round	Dead Space 3	Loadout		FIFA 14	Lucky Cruise Slots
Dead Space 3	Diablo III	Mabinogi		FIFA 15	Lucky Gem Casino
Destiny	Disney Infinity 2.0: Marvel Super Heroes	Magic: The Gathering Online		Football Manager 13	Lucky Slots
Devil May Cry: Definitive Edition	Dragon Age: Inquisition	Magicka: Wizard Wars		Football Manager 14	MirrorBall Slots
Diablo III	Dragon Ball XenoVerse	Maplestory		Football Manager 2015	Pet Rescue Saga
Disney Infinity 2.0: Marvel Super Heroes	Dying Light	MechWarrior Online		Frontline Commando: WW2	Slotomania
Dragon Age: Inquisition	Dynasty Warriors 8 Empires	Mighty Quest for Epic Loot		Game of War: Fire Age	Social Empires
Dragon Ball XenoVerse	Elite:Dangerous	Path of Exile		Gold Fish Casino	Team Slots
Dust 514	Endless Legend	Planetside 2		GSN Casino	Teen Patti
Dying Light	Evolve	Pokemon Trading Card Game		Hay Day	Teen Patti Gold
Dynasty Warriors 8 Empires	Far Cry 3	Shards of War		Hearthstone: Heroes of Warcraft	The Price Is Right Slots
Evolve	Far Cry 4	SMITE		Hit it Rich! Casino Slots	War Commander
F1 2015	FIFA 13	Strife		House of Fun	Zynga Elite Slots

Sch D-2

Console	PC non-MMO	Free-to-Play PC MMO	Pay-to-Play PC MMO	Mobile	Social	Platform Partners
Far Cry 3	FIFA 14	Sudden Attack		Jackpot Party Casino - Slots	Zynga Texas Hold’em Poker
Far Cry 4	FIFA 15	Tales Weaver		Jackpot Slots
FIFA 13	FIFA 16	Team Fortress 2		Kim Kardashian
FIFA 14	Final Fantasy Type-0	Tom Clancy’s Ghost Recon Online		Kim Kardashian: Hollywood
FIFA 15	Grand Theft Auto V	Tom Clancy’s Ghost Recon Phantoms		Kingdoms of Camelot
FIFA 16	Guild Wars 2	Tribes: Ascend		Madden NFL Mobile
Final Fantasy Type-0	H1Z1	Trove		Minecraft: Pocket Edition
Forza Motosport 5	Happy Wars	War Thunder		Monopoly Slots
God of War III Remastered	Kerbal Space Progam	Warface		NFL Showdown
Grand Theft Auto V	Kerbal Space Program	Warframe		Papa Pear Saga
Halo: The Master Chief Collection	LEGO: Jurassic World	World of Tanks		Pet Rescue Saga
Happy Wars	Life is Strange			Plants vs Zombies 2
Helldivers	Mad Max			Poker by Zynga / Zynga Poker
Killer Instinct	Mass Effect 3			Puzzle & Dragons
Killzone Shadow Fall	Metal Gear Solid V: The Phantom Pain			Pyramid Saga
LEGO: Jurassic World	Middle-Earth: Shadow of Mordor			Racing Rivals
Life is Strange	Minecraft			Rage of Bahamut
Loadout	Mortal Kombat X			Real Slots - High 5 Casino
Mad Max	NBA 2K13			Slot City - slot machines
Madden NFL 13	NBA 2K14			Slotomania
Madden NFL 15	NBA 2K15			Slots - myVegas
Madden NFL 16	NBA 2K16			Slots - Pharaoh’s Way
Madden NFL 25	Need for Speed Rivals			Tap Sports: Baseball 2015
Mass Effect 3	Pro Evolution Soccer 2015			Texas Poker
Metal Gear Solid V: The Phantom Pain	Pro Evolution Soccer 2016			The Hobbit: Kingdoms of Middle-earth
Middle-Earth: Shadow of Mordor	Project CARS			The Simpsons: Tapped Out
Minecraft	Resident Evil HD Remastered			Top Eleven

Sch D-3

Console	PC non-MMO	Free-to-Play PC MMO	Pay-to-Play PC MMO	Mobile	Social	Platform Partners
MLB 15: The Show	Resident Evil: Revelations 2			Wizard of Oz Slots Free Casino
Mortal Kombat X	Resident Evil: Revelations 2 - Complete Season			World Series of Poker - WSOP Texas Holdem Free Casino
NBA 2K13	Rugby 15
NBA 2K14	Rust
NBA 2K15	Sid Meier’s Civilization V
NBA 2K16	Sims 3
Need for Speed Rivals	Sims 4
Neverwinter	Sleeping Dogs
NHL 13	South Park: The Stick of Truth
NHL 14	StarCraft II: Wings of Liberty
NHL 15	Stronghold Kingdoms
NHL 16	Super Street Fighter IV Arcade Edition
PlanetSide 2	The Crew
Pro Evolution Soccer 2015	The Elder Scrolls V: Skyrim
Pro Evolution Soccer 2016	The Evil Within
Project CARS	The Witcher 3: Wild Hunt
Red Dead Redemption	THIEF
Resident Evil HD Remastered	Titanfall
Resident Evil: Revelations 2 - Complete Season	Tomb Raider
Rory McIlroy PGA Tour	Transformers: Fall of Cybertron
Rugby 15	Transformers: Rise of the Dark Spark
Sims 3	Watch Dogs
Sleeping Dogs	Wolfenstein: The New Order
Smite	Wolfenstein: The Old Blood

Sch D-4

Console	PC non-MMO	Free-to-Play PC MMO	Pay-to-Play PC MMO	Mobile	Social	Platform Partners
South Park: The Stick of Truth	WWE 2K15
Sunset Overdrive	XCOM: Enemy Unknown
Super Street Fighter IV Arcade Edition	Rocket League
The Crew
The Elder Scrolls Online: Tamriel Unlimited
The Elder Scrolls V: Skyrim
The Evil Within
The Last Of Us
The Legend of Zelda: Majora’s Mask
The Order: 1886
The Witcher 3: Wild Hunt
THIEF
Titanfall
Tomb Raider
Transformers: Fall of Cybertron
Transformers: Rise of the Dark Spark
Ultra Street Fighter IV
War Thunder
Warframe
Watch Dogs
Wolfenstein: The New Order
Wolfenstein: The Old Blood
WWE 2K15
XCOM: Enemy Unknown
Rocket League
Fallout 4
Call of Duty: Black Ops III
Star Wars: Battlefront

Sch D-5

SCHEDULE E

STOCK OPTIONS

MATTHEW DALTON PIERCE

1. On the Effective Date, subject to the Company’s stock option plan, the Executive shall be entitled to receive 2,824,000 options to purchase common shares in the capital of the Company at a price of CND$0.27 per common share which such options shall vest and become exercisable in accordance with the following dates:

a.	941,333 options vest and become exercisable on the Effective Date;
b.	941,333 options vest and become exercisable one year from the Effective Date; and
c.	941,334 options vest and become exercisable two years from the Effective Date.

Sch E-1